Exhibit 99.1

Ideanomics’ Commodities and Energy Division is Appointed Global Financial Advisor to Raise $200 Million USD for the World’s Leading Magnesium Mining Project.

-	The Ideanomics’ commodities and energy division advisory services to Zhonjinhuifu Resources will include advising on capital raising activities through the issuance of utility and securities token offerings outside of China.
-	Ideanomics to advise on digital financing for Zhonjinhuifu planned USD$200 million financing over 24 months.
-	Ideanomics solutions offer next-generation financial advisory by leveraging its knowledge in AI-enabled financial data analytics with blockchain-powered token issuing technology

New York, NY – Wednesday, October 24, 2018/PRNewswire/ Ideanomics (formerly: Seven Stars Cloud Group, Inc.) (NASDAQ:SSC) ("Ideanomics" or the "Company"), a leading global fintech and asset digitization services company is pleased to announce its commodities and energy division has signed its first project for a traditional financing and security token offering (STO) by entering into a financial advisory service agreement with Zhonjinhuifu Resources (“Zhonjinhuifu”) CO., LTD, a Hong Kong company, whereby Ideanomics will advise and lead Zhonjinhuifu on its planned USD$200 million capital raise over the next two years.

The Ideanomics commodities and energy division is focused on a super artificial intelligence-based risk management Platform-as-a-Service (PaaS) and operations for project based traditional, and STO, financing such as the magnesium project listed above.

“As owner and operator of the world’s leading magnesium mine, with non- ferrous metal deposits over 7.8 billion metric tones, Zhonjinhuifu Resources has chosen Ideanomics to provide strategic financial advisory services. Ideanomics is positioned to be both traditional and a next generation security token offerings (STO) sales and distribution platform in the asset digitization economy. With a comprehensive ecosystem of digital products and services, we are committed to deploying traditional assets and capital into a new world paradigm.” said Brett McGonegal, co-CEO of Ideanomics.

“We are very excited to have Ideanomics as our strategic global financial advisors. Ideanomics has established a global compliant network of financial technology, user community, digital asset production, and provides more than just an end-to-end Platform-as-a-Service (PaaS) fintech solutions,” said Sun Jiang Kong, Chairman of Zhonjinhuifu Resources. “Having Ideanomics usher our company into this new digital issuance paradigm gives us a clear path to digital asset issuance and digital financing solutions.”

Under the terms of the agreement the Ideanomics commodities and energy division will serve as the global financial advisors for Zhonjinhuifu Resouces. The Ideanomics’ services will include, but are not limited to, advising on financing related actives through the issuance of utility token and securities tokens outside of China; advising on fixed income products, other digital assets, financing instruments agreed by both parties; and recommending suitable digital and traditional financing tools.

About Zhonjinhuifu Resources

Zhongjinhuifu Resources CO., LTD, a Hong Kong registered company, is a wholly owned subsidiary of Big Thumb Company, CO., LTD., and currently operates the world’s largest magnesia mine with a total of 7.8 bn metric tons of deposit of magnesium and other non-ferrous metal. The thumb holding group was founded in 1995, the headquarters is located in Beijing, and is a collection of text brigade, real estate, mining, energy, financial investment, modern agriculture, culture, media, and including, thumb energy mining group, thumb industrial group, thumb culture media, and dozens of overseas holdings, joint-stock enterprises, all form a complete set of international industry chain. Thumb’s business involves many national and international cities, the growth of the Thumb Group has annual turnover of more than ten billion yuan a year and is developing steadily.

About Ideanomics
Ideanomics provides Platform-as-a-Service (PaaS) solutions with strong multi-layer fintech technologies leveraging blockchain and artificial intelligence. Our technology and infrastructure uses blockchain and smart contract for security token issuance and trading, artificial intelligence to provide a system for asset rating and recommendation services, and in-house and partner service providers for digital asset securitization. Ideanomics will monetize and leverage distribution through its communities and direct sales channels, through its AI assisted lending and automated sales systems, and asset securitization with a concerted focus on regulatory compliance. Our goal is to drive capital formation and sales across our digital asset ecosystems through decentralized product origination and centralized issuance and trading.

With headquarters in New York, NY and its planned “Fintech Village” center for Technology and Innovation in West Hartford, CT, and offices in London, Hong Kong, Beijing, and Shanghai, China.

Ideanomics continues to drive growth and deal flow in its core product areas:

1)	Fixed Income-based Digital Assets [Chinese National Electric Bus Financing Agreement, First Auto Loan Financing Agreement, IHT- Real Estate JV] [HooXi - MedTech], GreenTech Assets [HooXi], Commodity and Energy Digital Assets through [BBD Digital Capital Group] [Clean Tech HooXi]
2)	TradeTech Digital Assets [Asia-Pacific Model Electronic Port Network (APMEN) JV]
3)	Consumer Tech Digital Asset [Grapevine acquisition] [MedTech – HooXi]

Safe Harbor Statement
This press release contains certain statements that may include "forward looking statements". All statements other than statements of historical fact included herein are "forward-looking statements." These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

IR Contacts
Federico Tovar, CFO at Ideanomics

Tony Sklar, VP of Communications at Ideanomics

Email: ir@sevenstarscloud.com